EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

NETLIST, INC.
(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	1,200,000(2)	$ 4.9495(3)	$ 5,939,400		$ 551
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	55,000(4)	$ 4.4400(5)	$ 244,200		$ 23
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$ 6,183,600		$ 574
Total Fees Previously Paid
Total Fee Offsets
	Net Fee Due							$ 574

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional securities that may from time to time be offered or issued pursuant to the adjustment provisions of the above-referenced plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of the common stock, par value $0.001 per share (“Common Stock”), of Netlist, Inc. (the “Company”) available for issuance but not yet issued as of the date of this registration statement under the Amended and Restated 2006 Equity Incentive Plan of Netlist, Inc. (the “Plan”).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported by the OTCQB on February 28, 2022.

(4)	Represents shares of Common Stock to be issuable upon the vesting of restricted stock units (the “Inducement RSU Award”) granted to Tag Kim, Jeremy Lai, and Lani Billitti pursuant to restricted stock unit agreements by and between the Registrant and Tag Kim, Jeremy Lai, and Lani Billitti (the “Inducement Agreements”). The maximum number of shares which may be sold upon the vesting of the Inducement RSU Awards is subject to adjustment in accordance with certain anti-dilution and other provisions of the Inducement RSU Agreements. Pursuant to Rule 416 under the Securities Act, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be issuable after the operation of anti-dilution and other provisions of the Inducement RSU Agreements.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The offering price of $4.44 per share and the aggregate offering price for shares issuable upon the vesting of the Inducement RSU Award are based on the average of the high and low price of the Registrant’s Common Stock as reported on as reported by the OTCQB as of a date (February 28, 2022) within five business days prior to filing this Registration Statement.